                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT
                        OF ARTICLES OF INCORPORATION OF
                              MYCOGEN CORPORATION

Carlton J. Eibl and Michael W. Sund certify that:

     FIRST: They are the President and Secretary, respectively, of Mycogen Corporation., a California corporation.

     SECOND: Section (A) of Article IV of the Articles of Incorporation shall be amended to read as follows:

                                  "ARTICLE IV

     (A)  Classes of Stock.  The corporation is authorized to issue two classes
          ----------------
     of stock to be designated, respectively, "Common Stock" and Preferred Stock. The total number of shares which this Corporation is authorized to issue is fifty-five million (55,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock and five million (5,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share."

     THIRD: The amendment to change Section A of Article IV of the Articles of Incorporation to read as set forth above has been approved by the board of directors.

     FOURTH: The amendment to change Section A of Article IV of the Articles of Incorporation to read as set forth above was duly adopted in accordance with the provisions of Section 902 of the California General Corporation Law. The total number of outstanding shares of Common Stock (constituting the only class of outstanding shares of the corporation) entitled to vote with respect to the amendment was 31,449,506 and the percentage of shares voting in favor of the amendment was approximately 97% of the outstanding shares, which amount exceeded the 50% plus one vote required to approve the amendment.

We further declare under penalty of perjury under the laws of the state of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  January 12, 1998               /s/ Carlton J. Eibl
                                       -------------------
                                       President

                                       /s/ Michael W. Sund
                                       -------------------
                                       Secretary

                                  EXHIBIT 3.1


                           ARTICLES OF INCORPORATION

                           ARTICLES OF INCORPORATION
                                      OF
                           MYCOGEN CALIFORNIA, INC.


     The undersigned Incorporator hereby executes, acknowledges and files the following ARTICLES OF INCORPORATION for the purpose of forming a corporation (the "Corporation") under the General Corporation Law of the State of California.

                                   ARTICLE I
                                   ---------

     The name of the Corporation is "Mycogen California, Inc."


                                  ARTICLE II
                                  ----------

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III
                                  -----------

     The name and address in the State of California of the Corporation's initial agent for service of process is:

                                Carlton J. Eibl
                              5501 Oberlin Drive
                          San Diego, California 92121


                                  ARTICLE IV
                                  ----------

     (A)  Classes of Stock. The Corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is forty-five million (45,000,000) shares. Forty million (40,000,000) shares shall be Common Stock and five million (5,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share.

     (B)  Rights, Preferences and Restrictions of Preferred Stock. The Preferred
          -------------------------------------------------------
Stock authorized by these Articles of Incorporation may be issued from time to time in series. The rights, preferences, privileges, restrictions granted to and imposed on the Senior Redeemable

Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), which series consists of Three Thousand Nine Hundred and Forty (3,940) shares, are set forth below in this Article IV(B). Except as to the Series A Preferred Stock, and except as otherwise provided in these Articles of Incorporation, the Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon such additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series of Preferred Stock, subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

     1.  Designation.  The Series A Preferred Stock shall be perpetual, but may
         -----------
be redeemed in accordance with the provisions hereof. Shares of Series A Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation or any Wholly-Owned Subsidiary (as defined below) shall be cancelled and shall revert to the status of authorized but unissued Preferred Stock of the Corporation undesignated as to series.

     2.  Dividends.
         ---------

         (a) Holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available for the payment of dividends (after taking into account any increase therein resulting from any permitted revaluation of the assets of the Corporation), cumulative preferential dividends at a rate per annum, per share of (i) five percent (5%) of the Liquidation Amount during the period commencing on the Original Issuance Date and terminating on December 1, 1996, and (ii) eight and one-half percent (8.5%) of the Liquidation Amount during the period from December 1, 1996, until December 1, 2000, and (iii) the greater of ten percent (10%) or the Prime Rate plus three percent (3%) of the Liquidation Amount during the period from December 1, 2000 until the date on which all shares of Series A Preferred Stock shall be redeemed in full; provided, that during the period beginning with the date on which any
         --------
Default exists or occurs, and so long as any Default continues, the dividend rate otherwise applicable to the Series A Preferred Stock pursuant to the foregoing clause (i), (ii) or (iii), as the case may be, shall be increased in an amount equal to an additional four percent (4%) per annum.

         (b) All dividends payable on the Series A Preferred Stock in accordance with Section 2(a) shall be payable quarterly on the first business day immediately following the final days of March, June, September, and December in each year, beginning with September 30, 1995 (each such date a "Dividend Payment Date"), shall accrue and cumulate, in the case of each share, from the date of issuance of such share, and any accrued dividends on the Series A Preferred

Stock that are unpaid in cash or, as provided herein, in P-I-K Shares, shall accrue additional dividends in respect thereof ("Additional Dividends"), compounded quarterly, at the dividend rate then applicable to the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed and paid as a pro rata portion of the full quarterly dividend amount then in effect, on the basis of the total number of days in such quarter and the actual number of days elapsed in such quarter to and including the date on which payment is to be made.

         (c) If at any time Full Cumulative Dividends on the outstanding shares of Series A Preferred Stock to the end of the then current dividend period shall not have been paid in cash or declared and a sum sufficient for the payment thereof set aside for such payment, the amount or the deficiency shall be fully paid, or dividends in such amount declared and a sum sufficient for the payment thereof set aside for such payment, before (i) any sum or sums shall be set aside by the Corporation for, or applied to, the purchase, redemption or other acquisition of any shares of the Corporation's capital stock, (ii) the Corporation will cause or permit any Controlled Affiliate to purchase or otherwise acquire any shares of the Corporation's capital stock or (iii) any dividends shall be declared or paid upon, or any other distribution shall be ordered or made in respect of, any shares of the Corporation's capital stock, other than dividends or distributions required to be paid or made on or in respect of shares of Senior Stock in accordance with the terms thereof, unless such dividend or distribution is payable solely in shares of Junior Stock. Notwithstanding the prior sentence, no failure to pay in cash or set aside a sum in respect of the foregoing dividends shall restrict the Corporation from effecting any Permitted Purchase.

         (d) The amount of the dividend declared and paid on each share of Series A Preferred Stock shall equal the amount declared and paid on each other share thereof. In any case when Full Cumulative Dividends are not declared and paid on the outstanding shares of Series A Preferred Stock, any dividends declared and paid on the Series A Preferred Stock shall be declared and paid ratably in accordance with the sums which would be payable on the Series A Preferred Stock if all such Full Cumulative Dividends were declared and paid in full. Dividends shall be declared and paid in cash, provided, that, except as
                                                     --------  ----
otherwise provided upon a Default in Section 4, during the period commencing on the Original Issuance Date and terminating on December 1, 1997, at the option of the Corporation, dividends may be paid in additional shares of Series A Preferred Stock ("P-I-K Shares"). If a dividend is declared and paid in P-I-K Shares, such P-I-K Shares shall be issued to the holder of the Series A Preferred Stock entitled to receive such dividend payment on the relevant Dividend Payment Date, with such P-I-K Shares issued at the rate of $10,000 in Liquidation Amount of such P-I-K Shares for each $10,000 of the dollar amount of such dividend. Dividends paid in cash or in P-I-K Shares shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the record date established for such dividend, which shall be not more than 30 days nor less than 10 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee thereof.

         (e) The Corporation will use its diligent efforts to ensure that dividends declared on the Series A Preferred Stock are treated as "dividends" within the meaning of

Section 316(a) of the Code (or any successor provision) and to ensure that distributions made on or in respect of the Series A Preferred Stock shall not be treated as "extraordinary dividends" within the meaning of Section 1059 of the Code (or any successor provision). The Corporation will not claim as an expense reducing gross income any dividends paid on the Series A Preferred Stock or any other shares of its preferred stock in any Federal income tax return, claim for refund, or other statement, report or submission made to the Internal Revenue Service (except to the extent that there is no basis in law to do otherwise). The Corporation will reasonably cooperate with any holder of Series A Preferred Stock (at the expense of such holder) in connection with any litigation, appeal or other proceeding (including any request for a revenue ruling) relating to the characterization of any distribution on or in respect of the Series A Preferred Stock as a dividend or to the eligibility for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision). To the extent possible, the principles of this Section 2(e) shall also apply with respect to State and local taxes.

     3.  Liquidation Preference.
         ----------------------

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, whether from capital, surplus or earnings, the Liquidation Amount, plus Full Cumulative Dividends thereon to the date of final distribution to the holders of the shares of the Series A Preferred Stock, before any distribution may be made to the holders of shares of Junior Stock.

         (b) After the payment of Full Cumulative Dividends, the amount distributed upon any liquidation, dissolution or winding up of the Corporation on each share of Series A Preferred Stock shall equal the amount distributed on each other share thereof. If in any such distribution the funds of the Corporation shall be insufficient to pay the holders of the outstanding shares of the Series A Preferred Stock the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

         (c) The holder of the shares of Series A Preferred Stock shall not be entitled to receive any amounts with respect to any liquidation, dissolution or winding up of the Corporation other than the amounts provided for in this
Section 3. Neither a merger nor consolidation of the Corporation into or with another corporation nor a merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer, mortgage, pledge or lease of all or any part of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 3; provided, that this sentence shall not operate to release or
                --------
relieve the Corporation of any obligation to redeem or to repurchase shares of Series A Preferred Stock by reason of the occurrence of any such merger, consolidation, sale or other transaction.

     4.  Dividend Provisions on Default.  From and after the occurrence of a
         ------------------------------
Default and until Full Cumulative Dividends to the date of payment shall have been paid to the holders of shares of Series A Preferred Stock or such Default shall otherwise be cured or waived, (i) no dividends shall be declared or paid upon, or any other distribution shall be ordered or made in respect of, any shares of the capital stock of the Corporation, other than dividends or distributions required to be paid or made on or in respect of Senior Stock in accordance with its terms, nor shall the Corporation purchase, redeem or otherwise acquire, or cause or permit any Controlled Affiliate to purchase or acquire, except for Permitted Purchases, any shares of the capital stock of the Corporation, other than purchases or acquisitions of Senior Stock required to be made in accordance with the terms thereof; and (ii) if such Default is not cured with any applicable grace period or, if a Financial Default, within ninety (90) days of its occurrence, the dividend rate as of the date the Default occurred shall be increased in accordance with Article IV(B), Section 2(a) and, anything foregoing to the contrary notwithstanding, the Corporation may not pay dividends in P-I-K Shares but shall pay all dividends in cash.

     5.  Optional Redemption.  Out of cash funds legally available therefor, the
         -------------------
Corporation may redeem, at its option expressed by resolution of its Board of Directors or a duly authorized committee thereof, from time to time and at any time, any or all shares of the Series A Preferred Stock at the Liquidation Amount, plus, in each case, Full Cumulative Dividends on each share so to be redeemed to the applicable Redemption Date; provided that the Corporation shall
                                            --------
not be required, either prior to or contemporaneously with or as a result of such an optional redemption of any shares of Series A Preferred Stock, to satisfy by payment in cash of any amount representing Full Cumulative Dividends on any shares of Series A Preferred Stock other than those that are the subject of such optional redemption. Any redemption pursuant to this Section 5 shall be accomplished in the manner and with the effect as set forth in Section 6.

     6.  Redemption Procedure.
         --------------------

         (a) Notice of every redemption of Series A Preferred Stock shall be given by mailing the same to every holder of record, any of whose shares are to be redeemed, not less than 10 nor more than 30 days prior to the applicable Redemption Date, at his or her respective address as the same shall appear on the stock register of the Corporation, but no defect in such mailed notice or in the mailing thereof or the failure by any holder to receive any notice of redemption shall affect the validity of the proceedings for the redemption of any share so to be redeemed. The notice shall state that the shares specified will be redeemed by the Corporation at their aggregate Liquidation Amount plus Full Cumulative Dividends thereon to the applicable Redemption Date and at the applicable Redemption Date upon the surrender for cancellation, at the place designated in the notice, of the certificates representing the shares (including any P-I-K Shares constituting all or any portion of Full Cumulative Dividends thereon) so to be redeemed (or, in the event such shares are represented by certificates that are lost, stolen, destroyed or mutilated, delivery of an affidavit to that effect and an indemnification agreement, each in form and substance reasonably acceptable to the Corporation, from the holder of such shares), properly endorsed for transfer or accompanied by proper instruments of assignment and transfer in blank and bearing all necessary transfer tax stamps.

         (b) In the case of a redemption of less than all the outstanding shares of Series A Preferred Stock, the shares to be redeemed shall be selected pro rata on the basis of the relative number of shares held of record on the applicable Redemption Date by each record holder thereof.

         (c) If such notice of redemption shall have been duly given as provided above, and if on or before the applicable Redemption Date the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or otherwise subject to redemption, so as to be, and continue to be, available therefor, then, notwithstanding that any certificate for shares so called for or otherwise subject to redemption shall not have been surrendered for cancellation, all shares of the Series A Preferred Stock so called for or otherwise subject to redemption shall no longer be deemed to be outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, without interest.

         (d) In the alternative, if such notice of redemption shall have been duly given as provided above, or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization to give or complete such notice of redemption, and if prior to the applicable Redemption Date the funds necessary for such redemption shall have been deposited by the Corporation with a bank or trust company in good standing (and shall have identified such bank or trust company in a written notice given to the holders whose shares are to be redeemed), organized under the laws of the United States of America or a State thereof, having a capital surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, in trust for the pro rata benefit of the holders of the shares so called for or otherwise subject to redemption, so as to be, and to continue to be, available therefor, then, notwithstanding that any certificate for shares so called for or otherwise subject to redemption shall not have been surrendered for cancellation, all shares of Series A Preferred Stock so called for or otherwise subject to redemption shall no longer be deemed to be outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith cease and terminate at such time, except only the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, without interest. Any interest accrued on any funds so deposited shall be the property of the Corporation and shall be paid to the Corporation from time to time.

         (e) Any funds so set aside or deposited, as the case may be, and unclaimed at the end of one year from the applicable Redemption Date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall look only to the Corporation for payment thereof, without interest, subject to the applicable law of escheat.

         (f) If the funds of the Corporation legally available, after taking into account any increase therein resulting from any permitted revaluation of the assets of the Corporation, to effect any mandatory redemption of shares of the Series A Preferred Stock are insufficient to redeem the total number of shares of Series A Preferred Stock required to be redeemed, the Corporation shall (i) use the maximum available amount of such funds and assets to redeem a smaller number of shares of Series A Preferred Stock ratably from each holder thereof whose shares are to be redeemed (based upon the number of shares of Series A Preferred Stock held by each such holder), at the Liquidation Amount per share plus Full Cumulative Dividends thereon to the date such redemption is effected, and thereafter shall remain obligated to redeem the remaining portion of the shares to be redeemed (without being required to deliver a new notice) as promptly as practicable as the funds or assets of the Corporation become legally available (including, without limitation, by reason of permitted revaluations of such assets) to effect such redemptions, and (ii) take any and all action, permitted by applicable law and determined by the Board of Directors to be in the best interests of the Corporation and fair to its shareholders, necessary to increase its legally available funds to an amount sufficient therefor, including without limitation, a recapitalization or a sale of its assets.

         (g) If fewer than all the shares of Series A Preferred Stock evidenced by any certificate submitted to the Corporation for redemption pursuant to this
Section 6 are to be redeemed, the Corporation will issue new certificate(s) for the remainder of the shares of Series A Preferred Stock that were evidenced by the old certificate(s).

     7.  Conversion.
         ----------

         (a) Each holder of shares of Series A Preferred Stock may (prior to the date such shares are redeemed, or are considered to be redeemed, for payment in full of all amounts due upon such redemption), at such holder's options at any time and from time to time, convert some or all of such holder's shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the then applicable Conversion Price, with the number of shares of Common Stock so issuable to be equal to the aggregate Liquidation Amount of such shares of Series A Preferred Stock to be so converted, divided by such Conversion Price.

         (b) Shares of Series A Preferred Stock may be converted by surrendering the certificates representing such shares together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank. The notice of conversion shall state the name(s) and address(es) in which the certificates representing the Common Stock issuable (and any cash payment instead of fractional shares due) upon such conversion shall be issued, delivered or paid. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver, as specified in the notice of conversion, certificates for the number of full shares of Common Stock issuable upon such conversion together with any cash instead of fractional shares as provided below. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time all rights of the converted shares of Series A Preferred Stock shall cease and terminate and the Person(s) in whose name(s) any certificate(s) for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of the record of the Common Stock represented thereby. At the Corporation's option, not later than the second business day after the Conversion Date,

Full Cumulative Dividends with respect to the converted shares of Series A Preferred Stock may be paid in full and in cash to the converting holder; provided, that if such payment is not so made for any reason, including without
--------
limitation the Corporation's lack of legally available funds sufficient to make such payment, then shares of Common Stock shall be issued, effective immediately prior to the close of business on the Conversion Date, in satisfaction of such Full Cumulative Dividends, with the number of shares of Common Stock so issuable to be equal to the amount of such Full Cumulative Dividends divided by the then applicable Conversion Price.

         (c) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of any shares of Series A Preferred Stock (or Full Cumulative Dividends thereon). Instead, the Corporation shall pay a cash adjustment in an amount equal to the applicable fraction multiplied by the then applicable Conversion Price.

         (d) The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the outstanding shares, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion (at the then applicable Conversion Price) of all outstanding shares of Series A Preferred Stock (including Full Cumulative Dividends with respect thereto), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock (including Full Cumulative Dividends with respect thereto), the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purpose.

         (e) The Corporation shall pay all documentary, stamp, or other similar taxes attributable to the issuance or delivery of Common Stock upon conversion of shares of Series A Preferred Stock (or Full Cumulative Dividends thereon). However, the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock (or Full Cumulative Dividends thereon) in respect of which such shares are being issued.

     8.  Voting Rights.
         -------------

         (a) The holders of shares of Series A Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Corporation.

         (b) Notwithstanding the provisions of Section 8(a), without the affirmative approval of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, given either by their vote at an annual meeting or a special meeting called for such purpose or in writing without a meeting, the Corporation shall not effect: (i) any amendment, alteration or repeal (by any means, including any merger or consolidation) of any of the provisions of this Article IV(B) or of the Articles of Incorporation of the Corporation or of any amendment thereto (including, without limitation, any certificate of determination or similar instrument filed in connection with any class or series of capital stock of the Corporation) which would alter or change the absolute or relative powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them or any of the holders thereof adversely; (ii) the creation of any class or series of capital stock other than Junior Stock (created in accordance with Section 8(c), if applicable); (iii) the issuance of any shares of Series A Preferred Stock in addition to the shares of such stock initially issued on the Original Issuance Date and any P-I-K Shares issued as contemplated herein; (iv) any Restricted Combination; or (v) any Restricted Transaction.

         (c) Notwithstanding the provisions of Section 8(a), without the affirmative approval of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, given either by their vote at an annual or a special meeting called for such purpose or in writing without a meeting, the Corporation shall not create any Junior Stock if the issuance thereof would cause a Default.

     9.  Definitions.  For the purposes of this Article IV(B):
         -----------

         "Additional Dividends" has the meaning indicated in Section 2(b).
          --------------------

         "Affiliate" means, as to any Person, another Person that directly or
          ---------
indirectly Controls, is Controlled by or is under common Control with, such Person.

         "Base Price" means Seventeen Dollars and Ninety-Six Cents ($17.96).
          ----------

         "Code" means the Internal Revenue Code of 1986, as amended (or any
          ----
successor thereto), including the rules and regulations promulgated thereunder from time to time in effect.

         "Common Stock" means the Common Stock, no par value, of the Corporation
          ------------
and any other class of stock into which such Common Stock is changed pursuant to any Reclassification or Reorganization.

         "Control" and its variants means possession, directly or indirectly, of
          -------
power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

         "Controlled Affiliate" means any Affiliate Controlled directly or
          --------------------
indirectly by the Corporation.

         "Covenant Default" means (i) a material breach or violation by the
          ----------------
Corporation of any of the terms or provisions set forth in this Article IV(B) (other than any such breach or violation of Sections 8(b) or 8(c) hereof, or constituting either a Financial Default or a Dividend Default), which breach or violation remains uncured 30 days after written notice thereof is given to the Corporation or (ii) any breach or violation of Sections 8(b) or 8(c) hereof.

         "Conversion Date" means the date set forth in Section 7 upon which the
          ---------------
certificates representing the shares of Series A Preferred Stock to be converted, the notice of conversion, and the proper assignment have all been received by the Corporation.

         "Conversion Price" means, the lesser of (i) the Base Price or (ii) One
          ----------------
Hundred and Twenty-Five percent (125%) of the Market Price, and in either such case shall be subject to adjustment to reflect any share split, combination, Reclassification, Reorganization or similar event which affects the convertibility of the Series A Preferred Stock. For purposes of this paragraph, "Market Price" means the average daily closing price of a share of Common Stock
 ------------
as reported on the Nasdaq National Market (or, if the Common Stock is listed on the American or New York Stock Exchange, then on such Exchange) during the sixty
(60)-day period ending on the Conversion Date.

         "Default" means a Covenant Default, a Financial Default or a Dividend
          -------
Default.

         "Dividend Default" means the failure to declare and pay (either in cash
          ----------------
or in P-I-K Shares), or set aside a sum sufficient for the payment of, dividends on all outstanding shares of Series A Preferred Stock (including P-I-K Shares) in accordance with Section 2.

         "Dividend Payment Date" has the meaning indicated in Section 2(b).
          ---------------------

         "Exchange Act" means the Securities Exchange Act of 1934, or any
          ------------
similar Federal statute and the rules and regulations thereunder, all as the same may be in effect at the time.

         "Financial Default" means (i) any failure by the Corporation or
          -----------------
Agrigenetics L.P., a Delaware limited partnership, or any successor thereto ("Agrigenetics") so long as it is a Controlled Affiliate, to pay when due (taking into account all applicable grace periods, agreed extensions and waivers) any amount of principal or interest on indebtedness of the Corporation or Agrigenetics, so long as it is a Controlled Affiliate, which indebtedness is in an aggregate principal amount of at least $10,000,000 ("Material Indebtedness") or (ii) a breach or violation of any material covenant contained in the documents establishing or evidencing any such Material Indebtedness, which breach or violation remains uncured or unwaived more than 30 days after the date of occurrence thereof, (iii) any Material Indebtedness being declared or becoming due and payable prior to its stated maturity or due date, or (iv) the failure by the Corporation to satisfy any or all of the following financial covenants:

               (1) Minimum Equity.  As tabulated below, the Corporation will at
                   --------------
         the indicated date have and maintain until the next indicated date a minimum balance with respect to stockholders' equity, as such term is defined under generally accepted accounting principles, except that (a) the value of any intangible assets acquired by the Corporation or any of its Subsidiaries after the Original Issuance

         Date and (b) the amount attributable to Senior Stock, Parity Stock and Series A Preferred Stock will not be included in the calculation of such balance.

              At Year                              Minimum
         Ended December 31                   Stockholders' Equity
         -----------------                   --------------------

               1995                               100 million
               1996                               100 million
               1997                               115 Million
               1998                               115 Million
               1999                               115 Million

               (2) Maximum Leverage.  The sum of the total book value at
                   ----------------
         December 31st of each year of all outstanding (a) debt for money borrowed (excluding any unused portion of any credit facility) which is created, assumed or guaranteed in any manner, and capitalized leases (as defined under generally accepted accounting principles) of the Corporation and its Subsidiaries, but excluding any net increase in accounts receivable plus inventory minus accounts payable occurring between August 31, 1995 and December 31 of each year (which net calculation cannot be less than zero), (b) Senior Stock and (c) Parity Stock shall not exceed thirty-five percent (35%) of the total book value of Series A Preferred Stock (including P-I-K Shares), Junior Stock and stockholders' equity (calculated consistently as set forth under item 1 above).

               (3) Minimum Liquidity.  As tabulated below, the Corporation will
                   -----------------
         at the indicated date have and maintain until the next indicated date an amount in cash plus short-term investments equal to or in excess of the following percentages of the then outstanding amount of Series A Preferred Stock (including P-I-K Shares):

                                                   Cash Plus Short-Term
                                                     Investments as a
                                                  Percentage of Series A
                                                      Preferred Stock
               At October 31st                   (Including P-I-K Shares)
               ---------------                   ------------------------

                    1996                                      25%
                    1997                                    31.2%
                    1998                                    37.4%
                    1999                                    43.6%
                    2000                                      50%

     "Full Cumulative Dividends" means with reference to any share (including
      -------------------------
P-I-K Shares) of the Series A Preferred Stock (whether or not in any dividend period or part thereof in respect of which such terminology is used there shall have been funds legally available for the payment of such dividends) that amount which shall be equal to the dollar amounts of dividends at the applicable rate set forth in Section 2(a) (plus Additional Dividends, if any, as contemplated by Section 2(b)) for the period of time elapsed from the date of cumulation of dividends on such share to the date as of which such computation is being made, less the amount of all such dividends paid in cash upon such share. For purposes of this Article IV(B), Full Cumulative Dividends on any share of the Series A Preferred Stock shall be deemed to have been paid in full only when (i) all P-I-K Shares issued in respect thereof shall have been redeemed for payment in full and in cash and (ii) all accrued and unpaid dividends in respect thereof shall have been paid in full and in cash.

     "Junior Stock" means any class of equity stock of the Corporation which is
      ------------
neither Series A Preferred Stock nor Parity Stock nor Senior Stock.

     "Liquidation Amount" means $10,000.00 per share of Series A Preferred
      ------------------
Stock.

     "Original Issuance Date" means the date on which the Corporation first
      ----------------------
issues shares of the Series A Preferred Stock.

     "Outstanding" means, as used herein with reference to shares of Series A
      -----------
Preferred Stock, such shares as have been issued but, as of the time of determination thereof, have not yet been redeemed, purchased, converted or otherwise acquired by the Corporation (including P-I-K Shares), other than any of such shares held or beneficially owned at such time by the Corporation or any Controlled Affiliate.

     "Parity Stock" means any other series or class of preferred stock of the
      ------------
Corporation which is equal in liquidation priority and preference to the Series A Preferred Stock.

     "Permitted Purchase" means any purchase or other acquisition for value by
      ------------------
the Corporation or a Controlled Affiliate of shares of capital stock of the Corporation pursuant to any of the following: (i) the redemption or conversion of shares of Series A Preferred Stock in accordance with this Article IV(B),
(ii) the redemption or conversion of any other series of preferred stock (whether Senior Stock, Parity Stock or Junior Stock) so long as such redemption or conversion does not result in a Default, (iii) as may be required to comply with, or to cure violations of, applicable law, or (iv) any program of the Corporation or a Controlled Affiliate to purchase shares of Common Stock from time to time or to facilitate the operation of any employee benefit plan of the Corporation; provided that in connection with any purchases pursuant to the
             --------
foregoing clause (iv), the aggregate amount thereof shall not exceed five percent (5%) of the then issued and outstanding shares of Common Stock in any consecutive 12-month period. Notwithstanding the foregoing, such term shall not include any acquisition referred to in clauses (ii), (iii) or (iv) of the foregoing sentence at any time while there exists a Default.

     "Person" means a corporation, an association, a partnership, an
      ------
organization, a business, a trust, an individual, a government or political subdivision thereof or a governmental agency.

     "P-I-K Shares" has the meaning indicated in Section 2(d).
      ------------

     "Prime Rate" means the prime interest rate as publicly announced by
      ----------
Citibank, N.A. in New York.

     "Reclassification" means that the Common Stock is changed into the same or
      ----------------
a different number or amount of other shares, other securities, cash or other property. In the event of a Reclassification, the Series A Preferred Stock shall become convertible into the same number or amount of other shares, other securities, cash, or other property which would have been issuable, deliverable, or payable on account of the Common Stock issuable upon the conversion of the shares of the Series A Preferred Stock, assuming such shares had been converted immediately prior to such Reclassification.

     "Redemption Date" means each of the dates fixed by resolution of the Board
      ---------------
of Directors of the Corporation pursuant to Section 5 and specified in the notice of redemption.

     "Reorganization" means the merger of the Corporation with or into, or the
      --------------
consolidation of the Corporation with, any other corporation, or the sale or exchange of substantially all of the assets of the Corporation as an entirety to any other Person. In the event of a Reorganization, the Series A Preferred Stock shall become convertible into the same number or amount of other shares, other securities, cash or other property of the Corporation or other Person surviving or resulting from the Reorganization which would have been issuable, deliverable, or payable on account of the Common Stock issuable upon conversion of the shares of the Series A Preferred Stock, assuming such shares had been converted immediately prior to such Reorganization.

     "Restricted Combination" means any merger, combination or consolidation of
      ----------------------
the Corporation with any one or more Persons without regard to the identity of the surviving or resulting entity, and also means any sale, lease or other disposition of all or substantially all the assets or properties of the Corporation or the liquidation or winding up of the Corporation, except such term shall not include a merger or consolidation of the Corporation in which the group of Persons who together hold at least a majority of the outstanding shares of the Common Stock of the Corporation prior to such merger or consolidation will receive (or will retain) in such transactions, voting securities in the surviving or resulting entity that represent at least a majority of the voting power of all voting securities of such surviving or resulting entity.

     "Restricted Transaction" means any transaction in which the Corporation or
      ----------------------
any of its Subsidiaries or Affiliates is involved if, either immediately prior to or upon and giving effect to such transaction (and related occurrences), the Corporation is or would be in Default.

          "Senior Stock" means any other series or class of preferred stock of
           ------------
the Corporation which is superior, in liquidation priority or preference, to the Series A Preferred Stock.

          "Subsidiary" means any corporation, of which not less than a majority
           ----------
of the capital stock ordinarily entitled to elect directors is owned by the Corporation and/or one or more Subsidiaries.

          "Wholly-Owned Subsidiary" means any subsidiary all the capital stock
           -----------------------
of which (other than director's qualifying shares, if any) is owned by the Corporation and/or one or more Wholly-Owned Subsidiaries.

     (C)  Common Stock.
          ------------

          1.  Dividend Rights.  Subject to the rights of holders of all classes
              ---------------
of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  Liquidation Rights.  Upon the liquidation, dissolution or winding
              ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 3 of Division (B) of this Article IV hereof.

          3.  Redemption.  The Common Stock is not redeemable.
              ----------

          4.  Voting Rights.  The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V
                                   ---------

     Except as otherwise provided in these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                  ARTICLE VI
                                  ----------

     The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the shareholders.

                                  ARTICLE VII
                                  -----------

     Elections of directors need not be by written ballot unless a shareholder demands election by ballot at a meeting of shareholders or the Bylaws of the Corporation shall so require.

                                 ARTICLE VIII
                                 ------------

     The election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of the several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder. This Article VIII shall become effective only when the Corporation becomes a "listed corporation" within the meaning of the California Corporations Code Section 301.5(d).

                                  ARTICLE IX
                                  ----------

     Meetings of shareholders may be held within or without the State of California, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of California at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X
                                   ---------

     (A)  Liability of Directors.  The liability of the directors of the
          ----------------------
Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (B)  Indemnification of Directors, Officers and Agents.  The Corporation is
          -------------------------------------------------
authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

     (C)  Repeal or Modification.  Any repeal or modification of the foregoing
          ----------------------
provisions of this Article X shall be prospective and shall not adversely affect any right of indemnification or liability of a director, officer or agent of the Corporation relating to acts or omissions occurring prior to such repeal or modification.

                                  ARTICLE XI
                                  ----------

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned Incorporator of the Corporation has executed these Articles of Incorporation on April 8, 1998.


Dated: April 8, 1998


                                          /s/ Loreen P. Collins
                                          ---------------------
                                          Loreen P. Collins
                                          Incorporator


                                ACKNOWLEDGMENT

     I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my own act and deed.

     Executed on April 8, 1998.


                                          /s/ Loreen P. Collins
                                          ---------------------
                                          Loreen P. Collins
                                          Incorporator